EXHIBIT 99.1

CONMED HEALTHCARE MANAGEMENT, INC. ANNOUNCES LONG-TERM $46 MILLION AGREEMENT WITH THE BALTIMORE COUNTY DETENTION CENTER

La Plata, Maryland: June 27, 2007. Conmed Healthcare Management, Inc. (OTCBB: CMHM) announced the execution of a long-term medical service agreement with the Baltimore County Detention Center in Baltimore County, Maryland generating approximately $5.57 million per year or $46.1 million in total revenue over the next eight years and three months. The Agreement is retroactive to September 15, 2006, ends on September 14, 2009, and is renewable thereafter for up to six years, in two three-year increments.

Prior to executing the Agreement, Conmed had been providing medical and other services to the Baltimore County Detention Center on an interim transition basis. The new contract is to provide medical, mental health, dental and other specialty care, plus related services. Annual revenue payable to Conmed under the Agreement is subject to automatic yearly increases and monthly adjustments based on increases in inmate population.

Dr. Richard W. Turner, President and CEO of Conmed stated, “We began providing medical services to the Baltimore County Detention Center beginning September 15, 2006 on an interim basis while final contractual arrangements were negotiated. It is most gratifying to have completed this contract and have this interim period behind us. At $5.7 million annually this is our largest contract and represented nearly 25% of our total revenue on a proforma basis in the first quarter of 2007.”

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the state of Maryland, and currently services 20 detention centers and facilities at the county level throughout the United States. Conmed’s services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the company’s control) including, without limitation, the Company’s ability to increase revenue and to continue to obtain contract renewals and extensions including the renewal of the Baltimore County agreement.

Contacts
Conmed Healthcare Management, Inc.
Thomas W. Fry, 301-609-8460
Chief Financial Officer
tfry@conmed-inc.com